Exhibit 8.2

[Letterhead of Vinson & Elkins L.L.P.]

August 28, 2006

Stone Energy Corporation

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have acted as your counsel in connection with the proposed merger of Stone Energy Corporation (“Stone”), a Delaware corporation, with and into EPL Acquisition Corp. LLC (“EPL Acquisition”), a Delaware limited liability company and a wholly-owned direct subsidiary of Energy Partners, Ltd., (“EPL”), a Delaware corporation (the “Merger”). The Merger is being effected pursuant to the Agreement and Plan of Merger, dated as of June 15, 2006, by and among EPL, EPL Acquisition and Stone (the “Merger Agreement”) and is more fully described in the Registration Statement relating to the Merger filed with the Securities and Exchange Commission on July 21, 2006 (Registration No. 333-135965, with all amendments and exhibits thereto, the “Registration Statement”). All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have reviewed the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and that none of the terms and conditions contained in the Merger Agreement will be waived or modified; (ii) the Merger will be effective under the laws of the State of Delaware; (iii) the facts, statements and representations contained in the Merger Agreement, the Registration Statement and in the certificates executed by the officers of Stone and EPL (“Tax Certificates”) are true, correct and complete, and all such statements, facts and representations will remain true, correct and complete; and (iv) all statements and representations made in the Merger Agreement and in the Tax Certificates “to the knowledge of” or similarly qualified are and will be true, correct and complete as if made without such qualification. Our opinion is expressly conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, statements, representations, and assumptions referred to above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we hereby confirm that the conclusions of law with respect to United States federal income tax matters set forth in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” are accurate and complete in all material respects.

Our opinion is limited to the identified matters of federal income tax law set out herein and is based on the provisions of the Code (and legislative history thereto) and the Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service (“IRS”), and court decisions, publicly available as of the date hereof. All such authorities are subject to change, and any such change could apply retroactively. In addition, our opinion represents only our best legal judgment on the legal matters presented and is not binding on the IRS or a court. We note that our opinion speaks as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in law or fact occurring after that date.

We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.